Exhibit 23.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Ispire Technology Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) registering securities for issuance in its initial public offering, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 15, 2023	/s/ Brent Cox
Brent Cox